QFV DUAL PURPOSE FUND

                        OPPENHEIMER TOWER
                      WORLD FINANCIAL CENTER
                     NEW YORK, NEW YORK 10281




                                             December 4, 1986



Quest for Value Advisors, Inc.
Oppenheimer Tower
World Financial Center
New York, New York 10281

Dear Sirs:


     In connection with your purchase of an aggregate of 8604 shares of beneficial interest of this Fund (4302 capital shares and 4302 income shares) for $100,021.50, you hereby represent and confirm that you have acquired such securities for investment for your own account, with no present intention of redeeming, reselling or otherwise distributing the same.

     It is mutually agreed that the aforementioned shares purchased by you cannot be sold, assigned, or transferred, except upon redemption by Quest For Value Advisors, Inc.

     Furthermore, you hereby confirm that you are party to no arrangement, agreement or understanding regarding QFV Dual Purpose Fund or its securities, with the Fund, QFV Distributors, Inc. or any other person made in consideration of your purchase of the aforementioned shares.

     If the foregoing correctly expresses your understanding and our agreement, please so indicate by signing the accompanying copy of this letter and return the same to us.

     A copy of the Articles of Incorporation of QFV Dual Purpose Fund is on file with the Secretary of State of Maryland and this Agreement is executed on behalf of the Directors as Directors and not individually, and the obligations hereunder are not binding upon any of the Directors or shareholders of the Fund individually, but are binding only upon the assets and the property of the Fund.

                                   Very truly yours,
                                   QVF Dual Purpose Fund


                                   By:  /s/ Joseph M. LaMotta
                                        Name:  Joseph M. LaMotta
                                        Title: President

Confirmed and Agreed:
Quest for Value Advisors, Inc.


By:  /s/ Thomas E. Duggan
     Name:  Thomas E. Duggan
     Title: Secretary